Exhibit 99.2


            Comments for Second Quarter 2005 Earnings Conference Call
                            Thursday, August 4, 2005
                                  10:30AM (EST)

Dial In #: 888-552-7850             International Dial In #: 706-645-9166

Note: Conference Call Host will read the Disclaimer.

Introduction (G. Laskaris)

-    Welcome to KeySpan's Second Quarter 2005 Earnings Conference Call.

- A copy of our Earnings Press Release is available on our web site if you have not already received an email or fax copy. Our 10-Q was also filed with the SEC this morning.

-    The conference call format today is as follows:

- Bob Catell, KeySpan's Chairman of the Board and CEO, will open and close the call with comments on earnings and an update on recent developments.

- Bob Fani, KeySpan's President and Chief Operating Officer, will provide an operational update on our regulated and unregulated operations.

- Gerry Luterman, Chief Financial Officer and Executive Vice President, will follow with a discussion of our financial results.

-    And we will take questions at the end of the call.

- Also with us today are Wally Parker, President of our Energy Delivery and Customer Relationship Group, and Steve Zelkowitz, President of our Energy Assets and Supply Group, as well as other officers and members of our Finance Team.

- An online webcast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

-    And now, our Chairman and CEO, Bob Catell.


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Strategic Overview  (R.B. Catell)

Thank you and good morning. I am pleased to report that KeySpan reported solid results for the second quarter, meeting consensus expectations, and building upon a strong first quarter. KeySpan's results for the first half of 2005 were driven by our core businesses, as gas distribution continues to grow and add new customers, and electric services is prepared to reliably serve New York City and Long Island during the summer season, helped by the 250 MW addition to our Ravenswood generating facility.

The strength of KeySpan's financial position is reflected in our increased liquidity, lower debt ratios, and interest expense savings. We also remained focused on running our businesses more efficiently, by optimizing the use of our capital and expense dollars.

Let me begin with a discussion of our earnings for the second quarter, which is considered a shoulder period, between the peak cooling and heating seasons. Quarterly earnings were $0.11 per share, meeting Wall Street's expectations, and compared to $0.13 per share for 2004, excluding special items and contributions from non-core assets. The contribution from non-core investments and sales in 2004 totaled $0.67 per share. We completely divested of these non-core assets during 2004, which included our holdings in Houston Exploration and KeySpan Canada. On a six-month basis, 2005 core earnings were $1.56 compared to $1.52 per share last year, excluding special items and non-core contributions. Also impacting year-to-date results was a $0.05 per share impact from the issuance of equity in May associated with the conversion of the MEDS Equity Units, which further served to enhance our financial position.


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We continued  to grow our gas  business and have  achieved for the first half of the year over 17,500 installations and $20 million in new gross profit margin, on track to meet our goal of almost $50 million this year. In the electric business, the Ravenswood generating facility benefited from a full six months of added capacity from the 250 MW expansion completed last year, which is reliably serving customers in the New York City load pocket.

In terms of operating income, results for the first half of 2005 were $542 million, up $16 million or 3% over 2004, excluding last year's contribution from Houston Exploration and KeySpan Canada.

We also enhanced our financial liquidity with the successful closing of our corporate credit facilities totaling $1.5 billion in June.

Now I would like to provide an update on other items:

- There are a number of benefits to KeySpan and the energy industry from the new Energy Bill, which has been passed by Congress and is expected to be signed by President Bush shortly:

- First, the accelerated depreciation for new natural gas distribution pipelines from 20 to 15 years would help increase cash flow by encouraging additional infrastructure investment.

- Second, the Energy Bill also provides tax incentives to homes and businesses that purchase more energy-efficient appliances and vehicles, which should be additional motivation for consumers to convert to clean natural gas, as well as encourage innovative technologies such as natural gas-fueled power systems.


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-    Third,  the  increased  spending  limit  for  the  Low-Income  Home  Energy
     Assistance Program will help more low-income customers pay their energy bills.

- Fourth, the Federal Energy Regulatory Commission or FERC will now be the final arbiter over approval of liquefied natural gas import terminals. Although FERC will consult with state and local agencies on safety issues, states are required to complete their review of projects within a year of an application being filed. FERC also has been made the lead agency in an improved and streamlined process to permit pipeline infrastructure. This, in particular, will assist the permitting process that we have underway in Connecticut for the Islander East pipeline, which will provide additional gas to Long Island. We will now be able to file for a judicial resolution on the Connecticut DEP denial of a local water permit, which will allow the project to move forward, bringing much needed supply to growing Long Island.

- We also continue to move forward with another proposed pipeline project. The open season for Millennium was held from June 13th through the 30th, when shippers formally demonstrated interest in capacity on Phase 1 of this project. The three capacity holders on the pipeline are KeySpan, Con Ed and Columbia Gas. On Monday, an application was filed to amend the FERC certificate for the Millennium pipeline, detailing the project's capacity holders and phased development approach. These pipeline projects are expected to enter service in 2007.

- Regarding KeySpan LNG in Providence, Rhode Island, we are disappointed with the FERC's decision to reject the Company's plan to upgrade this existing LNG facility to accommodate marine deliveries. We disagree with the decision's rationale and are filing today an application for a rehearing of the decision. We continue to explore other options for this project. In the meantime, we will continue to safely operate this existing 2 billion-cubic-feet, peak-shaving storage facility, which remains critical to serving our New England customers.


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-    We continue to look for other energy  investments,  and  submitted a bid in
     June in response to the New York Power Authority's request-for-proposal for 500 megawatts in New York City. NYPA has indicated that they plan to award the bid later this year.

- The Long Island Power Authority continues to review a number of strategic options regarding its future direction, including the privatization of its T&D system, its option to purchase KeySpan's Long Island generation, or to just continue its existing operations as they exist today. The generation purchase option is set to end December 15th, and we will continue to support LIPA's decision-making process, as our long-term contracts remain in place.

At this time, I will turn the discussion over to Bob Fani who will review our operations.



Operational Update - (R.J.  Fani)

Thank you, Bob, and good morning. Looking at the operational highlights of our business, I would like to start with the Gas Distribution business which serves our New York City, Long Island and New England regions.


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Operating income for the gas business increased by 2% to $422 million for the first six months of this year.

o These results reflect an increase in net gas revenues of $27 million or 3%, which benefited primarily from new customer additions and oil-to-gas conversions in all of our service territories, as well as higher net margins in our large volume heating market. This net revenues increase includes the following items:

     o A $14 million increase resulting from the impact of customer additions and conversions to natural gas, net of attrition, conservation and the impact of price elasticity; and

     o an increase of $14 million in our large volume heating market, reflecting improved pricing, and

     o an increase of $3 million as a result of the Performance Based Rate Plan or PBR at the former Boston Gas Company that was approved in 2003;

     o In addition, weather was warmer than last year and had an adverse impact of $4 million.

This increase in net revenues for the first six months was partially offset by an increase in operating expenses of $19 million or 3%, primarily associated with higher O&M costs and depreciation levels. $12 million of this increase was due to a higher provision for uncollectibles resulting from rising gas costs, as the price of firm gas per dekatherm increased 5% over last year, and higher writeoffs.


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For the quarter,  operating income was $30 million,  down $5 million,  primarily due to an increase in the provision for uncollectible accounts, resulting primarily from high gas prices.

With regards to our sales growth during the first six months of 2005, we completed more than 17,550 gas installations, adding approximately $20 million in new gross profit margin. This is comprised of $6 million in both New York City and Long Island, and an additional $8 million in our New England territory. As Bob mentioned, we are on target to meet our gross profit margin of nearly $50 million for the year.


Moving to the Electric Services business... which provides generation to the New York City and Long Island load pockets and manages the Long Island Power Authority's transmission and distribution system under long-term contracts.

Operating income for the first six months was $117 million for the segment, up $2 million or 1% over last year. These results reflect an increase in electric net revenues of $21 million or 4% over last year, benefiting primarily from the addition of 250 megawatts at our Ravenswood facility, in addition to earned LIPA incentives. Net revenues from Ravenswood were up by $17 million from improved pricing, reflecting an increase in higher capacity revenues of $10 million, and increased energy margins of $7 million for the first half of the year.


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The increase in energy margins for the first six months  reflects a 20% increase in realized spark spreads, which was partially offset by a 7% decrease in the level of megawatt hours sold into the New York ISO energy market. Electric sales volumes in the city were significantly impacted by weather in May, which was 85% cooler than last year, and were not offset by a return to normal weather in June. Considering this cool May weather, we are pleased with the performance of the Ravenswood generating plant.

In addition, net margins in the electric retail marketing business were down $6 million, primarily due to changes made in the pricing in this market.

Net revenues from the service agreements with LIPA were up $2 million for the first half of the year, resulting from the timing of contract incentives.

Partially offsetting the increase in net revenues was an increase in O&M costs of $11 million. This increase reflects $7.5 million in operating lease costs associated with the financing of the Ravenswood expansion, as well as an increase in generation unit overhaul costs, in preparation for the peak summer months.

For the quarter, operating income was $66 million, down $2 million from last year, primarily due to higher lease costs for Ravenswood, higher overhaul costs for the plants due to planning more maintenance work during the quarter, and lower revenues associated with electric marketing activities, all of which offset higher revenues from the Ravenswood addition.


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Weather for the second quarter of 2005 was 4% warmer than last year; however, in
May weather was 85% cooler than a year earlier, affecting consumer consumption behavior patterns for the beginning of the cooling season.

In addition, consistent with our low risk business model, we have hedges in place at Ravenswood which lock in energy margins for approximately 50% of our on-peak summer output.

Turning to Energy Investments...this segment includes the Company's Seneca Upshur exploration and production operations in the Appalachians, as well as other domestic energy related investments. This segment reported operating income for the first six months of 2005 of $12 million -- $4 million higher than in 2004, excluding last year's results of $84 million associated with our ownership interest in Houston Exploration and KeySpan Canada. These results benefited primarily from lower overhead costs and the addition of the Seneca Upshur subsidiary, which was acquired in June 2004.

Moving now to Energy Services... which provides energy related services and products to homes and businesses, and is primarily comprised of Home Energy Services and two engineering companies. This segment reported an operating loss of $6 million for the first six months, compared to a loss of $24 million last year. The 2004 results reflect $14 million in working capital write-downs in the first quarter.

I will now turn it over to Gerry for a financial review of the Company's results.


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Financial Update    (G. Luterman)


Thanks, Bob, and good morning. The solid year-to-date results for 2005 described by Bob were supported by our financial strategy, which was advanced during the quarter on several fronts. Specifically...

The successful closing of the Company's credit facility in June, which supports our "A-1/ P-2" rated commercial paper program. KeySpan achieved a new $920 million facility for five years, syndicated among fifteen banks, and amended a $580 million facility due in 2009. These facilities, which now total $1.5 billion - an increase of $200 million -- replace an existing $660 million, 3-year facility due 2006 and a 5-year facility due 2009. The deal was oversubscribed and significantly increased the Company's liquidity and financing flexibility for years to come.

Turning now to the May 16th issuance of $460 million in equity... this was associated with the conversion of the MEDS Equity Units and resulted in the issuance of 12.1 million shares of common stock at a price of $37.93 per share. This issuance had a dilutive impact of $0.05 per share on earnings year-to-date, which has been built into our earnings guidance for 2005 of $2.30 to $2.40 per share, excluding special items. The equity issuance further improved our debt-to-total-capitalization ratio, which is projected to be approximately 49% at year-end. At quarter-end, our GAAP debt-to-cap ratio is 48.4%, down from 57.4% at the end of last year, and down from 56.7% one year ago.


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Further supporting the balance sheet was the redemption in May of $55 million of
7.07% preferred stock plus $20 million of 7.17% preferred stock, which closes out the Company's outstanding preferreds.

The Company's strategy of using cash proceeds from sales of non-core assets to redeem high-cost, long-term debt has clearly produced significant interest savings. For the second quarter, interest expense decreased $16 million or 18% from last year, and more impressively for year-to-date, a decrease of $40 million or 23%, which also reflects the accelerated amortization of interest rate swaps on certain bonds. KeySpan's long-term debt level is currently $3.9 billion, as compared to $5.2 billion one year ago - a reduction of 25%. We effectively have no long-term bonds maturing now through 2008-09.

These financial accomplishments augment our financial strength, and continue to support our `A' quality credit ratings.

In terms of capital expenditures, for the second quarter of 2005, they were down approximately $30 million to approximately $230 million for core operations compared to last year, reflecting our continued focus on capital efficiency - primarily due to the gas distribution business' more efficient repair and maintenance process, and increased recovery of costs associated with municipal construction projects.

In conclusion, the solid year-to-date core results of $1.56 versus $1.52 per share - up 3% -- show that the Company is on track for its financial and growth goals for 2005. I will now turn it back to Bob for some closing comments.


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Closing Comments  (R.B. Catell)


Thank you, Gerry, for the financial update. KeySpan's solid year-to-date performance in its core businesses shows the effectiveness of our growth strategy, and supports our steady low-risk growth in earnings of 4 to 5%, which along with our dividend - recently increased to $1.82 per share and yielding approximately 4.5% -- delivers to our shareholders an attractive total return of 9 to 10%.

Thank you, and we would now be glad to take your questions.












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